Filed Pursuant to Rule 424(b)(3) and (c)
Registration No. 333-95487

PROSPECTUS SUPPLEMENT NO. 7
(TO PROSPECTUS DATED JANUARY 27, 2000)

HEALTH CARE PROPERTY INVESTORS, INC.

1,186,494 SHARES OF COMMON STOCK(1)

     This Prospectus Supplement No. 7 supplements and amends the Prospectus dated January 27, 2000, as previously amended (the “Prospectus”), relating to the possible issuance of our common stock, from time to time, to the holders of non-managing member units in HCPI/Utah, LLC and the possible resale of shares of our common stock by these holders. The information in this Prospectus Supplement has been obtained from the selling holders listed herein. This Prospectus Supplement should be read in conjunction with the Prospectus.

     The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Holders” in the Prospectus:

	Non-Managing
	Member Units of
	Owned of
	HCPI/Utah, LLC			Common Stock Beneficially
	Record Prior	Common Stock		Owned
	to the	Beneficially	Common Stock	Following the Offering(1)(2)(3)
Name	Exchange	Owned (1)(2)	Offered Hereby(1)	Shares	Percent
The United Way of Salt Lake	2,147 (4)	4,294	4,294	0	*
The Corporation of the President of The Church of Jesus Christ of Latter-day Saints	2,082 (5)	4,164	4,164	0	*
University of Utah for the benefit of the University Hospital — IVF Miracle Fund Gift Account	1,249 (6)	2,498	2,498	0	*

*	Represents less than 1% of the total outstanding shares of our common stock.

(1)	Reflects the adjustment for the 2-for-1 stock split in the form of a stock dividend on issued and outstanding shares of our common stock that was distributed after the close of business on March 1, 2004 to holders of record of our common stock at the close of business on February 4, 2004.

(2)	Assumes each selling holder exchanges all of the non-managing member units of HCPI/Utah, LLC originally issued on or prior to August 17, 2001 beneficially owned by it for shares of our common stock. Also assumes that no transactions with respect to our common stock or the non-managing member units occur other than the exchange or the exchange and the offering, as applicable.

(3)	Contemplates the sale of all of the common stock offered hereby.

(4)	The United Way obtained the 2,147 non-managing member units of HCPI/Utah, LLC in an assignment from an indirect assignee of Boyer Primary Care Clinics Associates, Ltd. #2, a selling holder listed in the Prospectus.

(5)	The Corporation of the President of The Church of Jesus Christ of Latter-day Saints obtained the 2,082 non-managing member units of HCPI/Utah LLC in an assignment from an indirect assignee of (a) 1,496 such units from Boyer-Salt Lake Industrial Clinic Associates, Ltd., a selling holder in the Prospectus and (b) 586 such units from Boyer-Elko, L.C., a selling holder listed in the Prospectus.

(6)	The University of Utah for the benefit of the University Hospital – IVF Miracle Fund Gift Account obtained the 1,249 non-managing member units of HCPI/Utah, LLC in an assignment from an indirect assignee of Boyer-Salt Lake Industrial Clinics Associates, Ltd., a selling holder listed in the Prospectus

     Investing in our common stock involves a high degree of risk. Please consider the “Risk Factors” beginning on page 1 of the Prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 1, 2004.